Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 22% INCREASE IN FOURTH QUARTER EPS

IRVINE, CALIFORNIA, August 2, 2011 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the fourth quarter ended June 30, 2011 of $2.5 million were up 24% from net earnings of $2.0 million for the fourth quarter of fiscal 2010. For the full fiscal year ended June 30, 2011, net earnings of $10.9 million were 2% below the $11.1 million reported for fiscal 2010. Diluted earnings per share for the fourth quarter of 2011 of $0.24 per share were 22% above the $0.19 per share for the fourth quarter of the prior year, while diluted earnings per share of $1.05 for fiscal 2011 were 3% below the $1.08 per share reported for the prior year.

Fourth quarter net earnings include a 35% reduction in the provision for income taxes related to a reduction in unrecognized tax benefits under ASC 740-10-25, Income Taxes - Recognition, and a reduction in the estimated tax rate for fiscal 2011 that was recorded in the period. Excluding this benefit, pre-tax earnings for the fourth quarter of fiscal 2011 were relatively unchanged from the prior year, while pre-tax earnings for the full fiscal year were 6% below the prior year.

Total direct finance, loan and interest income for the fourth quarter of fiscal 2011 increased 7% to $6.4 million from $6.0 million for the fourth quarter of fiscal 2010. The increase includes a $411,000, or 52%, increase in commercial loan income and $128,000 increase in direct finance income, which were offset by a $144,000 decrease in investment income. The average investment in commercial loans of $95.4 million during the fourth quarter of fiscal 2011 was up 59% from the prior year, while the average investment in leases of $223.2 million was up 14%. The average yield earned on leases and loans during the quarter decreased by 90 basis points to 7.03%, while the average yield earned on average investment balances of $161.5 million declined by 47 basis points to 2.08%. During the fourth quarter of fiscal 2011, interest expense on deposits and borrowings of $945,000 was unchanged from the prior year, but reflected a 31% increase in average balances to $278.7 million that was offset by a 41 basis point decrease in average interest rates paid to 1.36%. The Company did not make a provision for credit losses during the fourth quarter of fiscal 2011 or 2010, as the portfolio sustained no growth during both periods and the credit quality remained stable. As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses during the fourth quarter of fiscal 2011 increased 7.7% to $5.5 million, compared to $5.1 million for the fourth quarter of fiscal 2010.

For the fourth quarter ended June 30, 2011, non-interest income of $832,000 was down 22% from $1.1 million for the fourth quarter of the prior year. The difference was primarily due to lower other income and no gains from the sale of leases recognized during the fourth quarter of fiscal 2011. The foregoing factors resulted in gross profit of $6.3 million for the fourth quarter of fiscal 2011, up 3% from $6.2 million for the quarter ended June 30, 2010.

Gross profit for the year ended June 30, 2011 was down 2% to $29.0 million from $29.7 million for the prior year. Total direct finance, loan and interest income for fiscal 2011 decreased 4% to $25.8 million, compared to $26.8 million in fiscal 2010. The decline was due to a $1.4 million decrease in direct finance income related to an 109 basis point decrease in the average yields earned, and $1.4 million decrease in investment income as average investment balances for the year were down 16% to $137.5 million and average yields earned dropped by 45 basis points to 2.43%. A $1.8 million, or 47% increase in commercial loan income offset these declines in part, as average loan balances were up 38% and yields improved by 34 basis points for the year. The average yield on leases and loans held in the Company's own portfolio decreased by 84 basis points to 7.4%. For the year ended June 30, 2011, interest expense on deposits and borrowings decreased by $1.3 million to $3.6 million, reflecting a 3% increase in average balances offset by a 57 basis point decline in average rates paid. For fiscal 2011, the Company recorded a provision for credit losses of $1.0 million, compared to a provision of $350,000 during fiscal 2010. The 2011 provision reflected the 23% increase in the lease and loan portfolios during the first nine months of the year, and a change in credit profile of the combined lease and loan portfolios. The above factors contributed to net direct finance, loan and interest income after provision for credit losses in fiscal 2011 of $21.2 million, 2% below the $21.6 million reported in fiscal 2010.

For fiscal 2011, non-interest income of $7.9 million was down 3% from $8.1 million during fiscal 2010. Non-interest income in fiscal 2011 includes gains from the sale of investment securities of $2.3 million, compared to investment gains of $3.4 million in fiscal 2010. Excluding such investment related activity, non-interest income for the year was up by $875,000 and included $1.4 million higher income from end of term lease transactions that was offset by lower income from the sale of leases and lower other income.

CalFirst Bancorp's non-interest expenses of $3.0 million recognized during the fourth quarter of fiscal 2011 were up 3% from the fourth quarter of fiscal 2010, while non-interest expenses of $12.1 million for fiscal 2011 were up 4% from $11.6 million reported for the prior year. The increase in expenses during both periods is due primarily to higher compensation expenses recognized related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's fiscal 2011 results show the benefit of the expansion of the commercial loan and lease participation activities. Lease transactions of $153.6 million booked for the year were up 32% from the prior year, and included $45.3 million of lease purchases. Commercial loans booked of $76.9 million were up from $18.0 million booked in fiscal 2010, and contributed to total loan and lease assets booked in 2011 increasing 71% to $230.5 million. For the fourth quarter, lease bookings of $28.2 million, including $9.5 million of lease purchases, were up 41% from $20.1 million booked during the fourth quarter of the prior year. Loan bookings of $3 million in the fourth quarter were down from $5.8 million. The net investment in lease receivables of $208.1 million at June 30, 2011 is 16% above the level at June 30, 2010, while the commercial loan portfolio of $93.7 million is up 43% from $65.4 million at June 30, 2010, resulting in a 23% increase in total lease and loan portfolio to $317.2 million.

"Total lease and loan originations for fiscal 2011 were 7% ahead of the prior year. However, during the fourth quarter of fiscal 2011, total new lease and loan originations declined by 50% from the fourth quarter of the prior year due to a significant decrease in new loan commitments. As a result, the estimated backlog of approved lease and loan commitments of $123.2 million at June 30, 2011 is down from $146.7 million at June 30, 2010. CalFirst Bank has continued to limit the scope and volume of its commercial loan business pending the receipt from its primary regulator of no objection to the Bank's continued development of the commercial loan portfolio. The Company cannot predict when this issue may be resolved, but expects that new loan originations will be constrained through the first half of fiscal 2012. At the end of fiscal 2011, the Company made organizational changes focused on increasing the Bank's ability to expand its lease origination capabilities. With the larger investment in leases and loans at June 30, 2011, management expects direct finance and loan income to increase in 2012, but actual results will be dependent on the interest rate environment and the credit quality of our customers and investments, which are both subject to changes in the economic climate and other factors beyond our control. At June 30, 2011, CalFirst Bancorp's net worth stood at $199.6 million, and it remains very well capitalized with a tier-1 capital ratio over 40% that continues to offer substantial support for growth."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in assets, estimated bookings and the impact of general economic conditions interest rates on the credit quality of our customers and earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2010 Annual Report on Form 10-K and the 2011 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30 ,
	2011	2010	2011	2010
Direct finance and loan income	$ 5,601	$ 5,062	$ 22,445	$ 22,064
Investment and interest income	838	982	3,347	4,722
Total direct finance, loan and interest income	6,439	6,044	25,792	26,786
Interest expense on deposits and borrowings	945	942	3,613	4,864
Net direct finance, loan and interest income	5,494	5,102	22,179	21,922
Provision for credit losses	-	-	1,025	350
Net direct finance, loan and interest income, after provision for credit losses	5,494	5,102	21,154	21,572
Non-interest income
Operating and sales-type lease income	549	604	2,127	1,998
Gain on sale of leases, loans and leased property	230	290	2,758	1,797
Gains recorded on investment securitites	-	-	2,342	3,436
Other fee income - net	53	175	642	857
Total non-interest income	832	1,069	7,869	8,088

Gross Profit	6,326	6,171	29,023	29,660
Non-interest expenses
Compensation and employee benefits	2,138	2,012	8,602	8,198
Occupancy	234	234	946	932
Professional Services	141	136	518	510
Other general and administrative	519	550	2,022	2,000
Total non-interest expenses	3,032	2,932	12,088	11,640
Earnings before income taxes	3,294	3,239	16,935	18,020
Income taxes	810	1,239	6,028	6,893

Net earnings	$ 2,484	$ 2,000	$ 10,907	$ 11,127

Basic earnings per share	$ 0.24	$ 0.20	$ 1.06	$ 1.09
Diluted earnings per share	$ 0.24	$ 0.19	$ 1.05	$ 1.08

Weighted average common shares outstanding	10,386	10,228	10,303	10,197
Diluted number of common shares outstanding	10,477	10,332	10,401	10,304

Dividends declared per common share	$ -	$ -	$ 1.00	$ 0.60

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30 , 2011	June 30, 2010
ASSETS
Cash and short term investments	$ 97,302	$ 73,988
Investment securities	66,321	71,974
Net receivables	2,198	2,302
Property for transactions in process	29,199	26,845
Net investment in leases	223,449	192,385
Commercial loans	93,725	65,409
Income tax receivable	1,378	3,816
Other assets	2,395	2,546
Discounted lease rentals assigned to lenders	8,448	14,337
	$524,415	$453,602
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,338	$ 905
Income taxes payable, including deferred taxes	24,441	17,233
Deposits	274,775	205,922
Borrowings	10,000	10,000
Other liabilities	5,791	6,657
Non-recourse debt	8,448	14,337
Total liabilities	324,793	255,054
Stockholders' Equity	199,622	198,548
	$524,415	$453,602